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                                                                  Exhibit (H)(2)

                              AMENDED AND RESTATED
                      ACCOUNTING AND BOOKKEEPING AGREEMENT

     This Agreement is made the 1st day of November, 2003, by and between COLUMBIA FUNDS TRUST VIII, COLUMBIA FUNDS TRUST IX and COLUMBIA FUNDS TRUST XI, each a Massachusetts business trust (each hereinafter referred to as a "Trust" and collectively as the "Trusts") and COLUMBIA MANAGEMENT ADVISORS, INC. ("Columbia Management"), an Oregon corporation.

1. Appointment. Each Trust hereby appoints Columbia Management to act as its agent to perform the services described herein with respect to each series of shares of the Trust (the "Series") identified in and beginning on the date specified on Appendix I to this Agreement, as may be amended from time to time. Columbia Management hereby accepts appointment as each Trust's agent and agrees to perform the services described herein.

2.   Accounting.

     (a) Pricing. For each Series of each Trust, Columbia Management shall value all securities and other assets of the Series, and compute the net asset value per share of such Series, at such times and dates and in the manner and by such methodology as is specified in the then currently effective prospectus and statement of additional information for such Series, and pursuant to such other written procedures or instructions furnished to Columbia Management by the Trust. To the extent procedures or instructions used to value securities or other assets of a Series under this Agreement are at any time inconsistent with any applicable law or regulation, the Trust shall provide Columbia Management with written instructions for valuing such securities or assets in a manner which the Trust represents to be consistent with applicable law and regulation.

     (b) Net Income. Columbia Management shall calculate with such frequency as each Trust shall direct, the net income of each Series of the Trust for dividend purposes and on a per share basis. Such calculation shall be at such times and dates and in such manner as the Trust shall instruct Columbia Management in writing. For purposes of such calculation, Columbia Management shall not be responsible for determining whether any dividend or interest accruable to the Trust is or will be actually paid, but will accrue such dividend and interest unless otherwise instructed by the Trust.

     (c) Capital Gains and Losses. Columbia Management shall calculate gains or losses of each Series of each Trust from the sale or other disposition of assets of that Series as the Trust shall direct.

     (d) Yields. At the request of a Trust, Columbia Management shall compute yields for each Series of the Trust for such periods and using such formula as shall be instructed by the Trust.

     (e) Communication of Information. Columbia Management shall provide each Trust, the Trust's transfer agent and such other parties as directed by the Trust with the net asset value per share, the net income per share and yields for each Series of the Trust at such

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          time and in such manner and format and with such frequency as the parties mutually agree.

     (f) Information Furnished by the Trusts. Each Trust shall furnish Columbia Management with any and all instructions, explanations, information, specifications and documentation deemed necessary by Columbia Management in the performance of its duties hereunder, including, without limitation, the amounts and/or written formula for calculating the amounts, and times of accrual of liabilities and expenses of each Series of the Trust. Each Trust shall also at any time and from time to time furnish Columbia Management with bid, offer and/or market values of securities owned by the Trust if the same are not available to Columbia Management from a pricing or similar service designated by the Trust for use by Columbia Management to value securities or other assets. Columbia Management shall at no time be required to commence or maintain any utilization of, or subscriptions to, any such service which shall be the sole responsibility and expense of the Trust.

3.   Recordkeeping.

     (a) Columbia Management shall, as agent for each Trust, maintain and keep current and preserve the general ledger and other accounts, books, and financial records of the Trust relating to activities and obligations under this Agreement in accordance with the applicable provisions of
          Section 31(a) of the General Rules and Regulations under the Investment Company Act of 1940, as amended (the "Rules").

     (b) All records maintained and preserved by Columbia Management pursuant to this Agreement which each Trust is required to maintain and preserve in accordance with the Rules shall be and remain the property of the Trust and shall be surrendered to the Trust promptly upon request in the form in which such records have been maintained and preserved.

     (c) Columbia Management shall make available on its premises during regular business hours all records of a Trust for reasonable audit, use and inspection by the Trust, its agents and any regulatory agency having authority over the Trust.

4.   Instructions, Opinion of Counsel, and Signatures.

     (a) At any time Columbia Management may apply to a duly authorized agent of a Trust for instructions regarding the Trust, and may consult counsel for such Trust or its own counsel, in respect of any matter arising in connection with this Agreement, and it shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such counsel. Columbia Management shall be protected in acting upon any such instruction, advice, or opinion and upon any other paper or document delivered by the Trust or such counsel believed by Columbia Management to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any officer or agent of the Trust, until receipt of written notice thereof from such Trust.

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     (b)  Columbia Management may receive and accept a certified copy of a vote of the Board of Trustees of a Trust as conclusive evidence of (i) the authority of any person to act in accordance with such vote or (ii) any determination or any action by the Board of Trustees pursuant to its Agreement and Declaration of Trust as described in such vote, and such vote may be considered as in full force and effect until receipt by Columbia Management of written notice to the contrary.

5. Compensation. Each Trust will pay Columbia Management for each Series (except for those Series marked with an (*) in Appendix I hereto, as described in more detail below) a monthly fee consisting of a Flat Fee plus an Asset-Based Fee, as follows:

     (a) "Flat Fee." For each Series that is a stand-alone fund or a master fund in a master/feeder structure, as identified as such on Schedule A, an annual fee of $10,000, paid monthly. For each Series that is a feeder fund in a master/feeder structure, as identified as such on Schedule A, an annual fee of $5,000, paid monthly; plus

     (b) "Asset-Based Fee." For each Series that is a stand-alone fund or a feeder fund in a master/feeder structure, as identified as such on Schedule A, that has average net assets of more than $50 million in any particular month, a monthly fee equal to the average net assets of the Series for that month multiplied by the Asset-Based Fee Rate. The "Asset-Based Fee Rate" shall be calculated as follows:

               [(number of stand-alone funds and master funds on Schedule A x $105,000) + (number of feeder funds on Schedule A x $12,000) - (annual flat fees payable by each fund on Schedule A)] / (average monthly net assets of all stand-alone funds and feeder funds on Schedule A with average monthly net assets of more than $50 million in that month)

[Note: certain of the funds listed on Schedule A are not party to the Agreement but are listed for the purpose of calculating the fees above.] Each Trust also shall reimburse Columbia Management for any and all out-of-pocket expenses and charges, including fees payable to third parties for pricing a Series' portfolio securities, in performing services under this Agreement.

Columbia Funds Trust XI, on behalf of each Series marked with an (*) in Appendix I hereto, will pay Columbia an annual fee based on the average net assets of each Fund as follows:

Assets                                                   Fee
-----------------------------------------------------    ----------
Net assets under $50 million                             $   25,000
Net assets of $50 million but less than $200 million     $   35,000
Net assets of $200 million but less than $500 million    $   50,000
Net assets of $500 million but less than $1 billion      $   85,000
Net assets in excess of $1 billion                       $  125,000

If any Series has more than 25% in non-domestic assets, it shall pay 150% of the fees described above. Each Series also shall reimburse Columbia for any and all out-of-pocket expenses and charges, including fees payable to third parties for pricing the Series' portfolio securities, in performing services under this Agreement.

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In addition to the above-referenced fees, each Fund marked with an (*) in
Appendix I hereto shall pay an additional fee of $10,000 per annum.

Notwithstanding the above, for each Fund marked with an (*) in Appendix I hereto Columbia shall reduce fees payable to it by $500 per month.

6. Confidentiality of Records. Columbia Management agrees not to disclose any information received from a Trust to any other client of Columbia Management or to any other person except its employees and agents, and shall use its best efforts to maintain such information as confidential. Upon termination of this Agreement, Columbia Management shall return to the relevant Trust all records in the possession and control of Columbia Management related to such Trust's activities, other than Columbia Management's own business records, it being also understood and agreed that any programs and systems used by Columbia Management to provide the services rendered hereunder will not be given to any Trust.

7.   Liability and Indemnification.

     (a) Columbia Management shall not be liable to any Trust for any action taken or thing done by it or its employees or agents on behalf of the Trust in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on the part of Columbia Management, its employees or agents.

     (b) Each Trust shall indemnify and hold Columbia Management, and its controlling persons, if any, harmless from any and all claims, actions, suits, losses, costs, damages, and expenses, including reasonable expenses for counsel, incurred by it in connection with its acceptance of this Agreement, in connection with any action or omission by it or its employees or agents in the performance of its duties hereunder to the Trust, or as a result of acting upon instructions believed by it to have been executed by a duly authorized agent of the Trust or as a result of acting upon information provided by the Trust in form and under policies agreed to by Columbia Management and the Trust, provided that: (i) to the extent such claims, actions, suits, losses, costs, damages, or expenses relate solely to one or more Series, such indemnification shall be only out of the assets of that Series or group of Series; (ii) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of Columbia Management or its employees or agents, including but not limited to willful misfeasance, bad faith, or gross negligence in the performance of their duties, or reckless disregard of their obligations and duties under this Agreement; and (iii) Columbia Management shall give the Trust prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of Columbia Management.

     (c) Columbia Management shall indemnify and hold harmless each Trust from and against any and all claims, demands, expenses and liabilities which such Trust may sustain or incur arising out of, or incurred because of, the negligence or misconduct of Columbia Management or its agents or contractors, or the breach by Columbia Management of its obligations under this Agreement, provided that: (i) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of such Trust or its other agents or contractors and (ii) such Trust shall give Columbia Management

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          prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of such Trust.

8. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

9. Dual Interests. It is understood and agreed that some person or persons may be trustees, officers, or shareholders of both one or more Trusts and Columbia Management, and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided by specific provision of applicable law.

10. Amendment and Termination. This Agreement may be modified or amended from time to time, or terminated, by mutual agreement between the parties hereto and may be terminated by at least one hundred eighty (180) days' written notice given by one party to the other. Upon termination hereof, the relevant Trust shall pay to Columbia Management such compensation as may be due from it as of the date of such termination, and shall reimburse Columbia Management for its costs, expenses, and disbursements payable under this Agreement to such date. In the event that, in connection with termination, a successor to any of the duties or responsibilities of Columbia Management hereunder is designated by a Trust by written notice to Columbia Management, Columbia Management shall promptly upon such termination and at the expense of such Trust, deliver to such successor all relevant books, records, and data established or maintained by Columbia Management under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision, at the expense of such Trust, for assistance from Columbia Management personnel in the establishment of books, records, and other data by such successor.

11. Assignment. Any interest of Columbia Management under this Agreement shall not be assigned or transferred either voluntarily or involuntarily, by operation of law or otherwise, without prior written notice to the relevant Trust.

12. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by Columbia Management under this Agreement, Columbia Management may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Columbia Management, provided that Columbia Management shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Columbia Management or such parties.

13. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered mail, postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that the address of each Trust and Columbia Management is One Financial Center, Boston, Massachusetts 02111,
Attention: Secretary.

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14.  Non-Liability of Trustees and Shareholders. Any obligation of a Trust hereunder shall be binding only upon the assets of that Trust (or the applicable Series thereof), as provided in the Agreement and Declaration of Trust of that Trust, and shall not be binding upon any Trustee, officer, employee, agent or shareholder of the Trust or upon any other Trust. Neither the authorization of any action by the Trustees or the shareholders of the Trust, nor the execution of this Agreement on behalf of a Trust shall impose any liability upon any Trustee or any shareholder. Nothing in this Agreement shall protect any Trustee against any liability to which such Trustee would otherwise be subject by willful misfeasance, bad faith or gross negligence in the performance of his duties, or reckless disregard of his obligations and duties under this Agreement. In connection with the discharge and satisfaction of any claim made by Columbia Management against a Trust involving more than one Series, that Trust shall have the exclusive right to determine the appropriate allocations of liability for any such claim between or among the Series.

15. References and Headings. In this Agreement and in any such amendment, references to this Agreement and all expressions such as "herein," "hereof," and "hereunder," shall be deemed to refer to this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as part hereof or control or affect the meaning, construction or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

16. Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                          COLUMBIA FUNDS TRUST VIII
                                          COLUMBIA FUNDS TRUST IX
                                          COLUMBIA FUNDS TRUST XI


                                          By: /s/ JOSEPH R. PALOMBO
                                              ----------------------------------
                                              Joseph R. Palombo, President


Attest:

/s/ RUSSELL L. KANE
--------------------------------------
Name:   Russell L. Kane
Title:  Assistant Secretary

Name:
Title:
                                          COLUMBIA MANAGEMENT ADVISORS, INC.


                                          By: /s/ JOSEPH R. PALOMBO
                                              ----------------------------------
                                              Joseph R. Palombo,
                                              Executive Vice President and Chief
                                              Operating Officer


Attest:

/s/ RUSSELL L. KANE
--------------------------------------
Name: Russell L. Kane
Title: Assistant Secretary


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